Exhibit 5.1

September 22, 2025

Bitmine Immersion Technologies, Inc.

10845 Griffith Peak Dr. #2

Las Vegas, NV 89135

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Bitmine Immersion Technologies, Inc., a Delaware corporation (the “Company”), in connection with the registration of the offer and sale of (i) 5,217,714 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and (ii) a warrant (the “Warrant”) to purchase an aggregate of 10,435,430 shares of Common Stock (the “Warrant Shares”) at an exercise price of $87.50 per share (the Common Stock, the Warrant, and the Warrant Shares, collectively, the “Securities”), pursuant to the Company’s shelf Registration Statement on Form S-3ASR (File No. 333-288579) which became automatically effective on July 9, 2025 (the “Registration Statement”).

The offering and sale of the Securities is being made pursuant to the Securities Purchase Agreement (the “Purchase Agreement”), dated as of September 22, 2025, by and among the Company and the purchaser identified in the signature page thereto.

We have examined copies of the Purchase Agreement, the Registration Statement, the base prospectus that forms a part thereof (the “Base Prospectus”) and the prospectus supplement thereto dated September 15, 2025 related to the offering of the Securities filed by the Company in accordance with Rule 424(b) promulgated under the Securities Act of 1933, as amended (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”). We have also examined instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed.

In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to us as copies, and (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on and subject to the foregoing, we are of the opinion that (1) the shares of Common Stock have been duly authorized for issuance pursuant to the Purchase Agreement and, when issued and delivered by the Company pursuant to the Purchase Agreement against receipt of the consideration set forth therein, the shares of Common Stock will be validly issued, fully paid and nonassessable, (2) the Warrant has been duly authorized and, upon execution, issuance, delivery and payment therefor as described in the Purchase Agreement, will be a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, and (3) the Warrant Shares have been duly authorized, and when issued upon exercise of the Warrants against payment in the circumstances contemplated by the terms of the Warrants, will be validly issued, fully paid and nonassessable.

We express no opinion as to the laws of any other jurisdiction other than the federal laws of the United States of America, laws of the State of New York and the Delaware General Corporation Law of the State of Delaware.

We hereby consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on or about the date hereof, for incorporation by reference into the Registration Statement.

Very truly yours,

/s/ Winston & Strawn LLP